Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016	$2,732,000.00	$351.88
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

September 2013 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated September 20, 2013)
STRUCTURED INVESTMENTS
$2,732,000 Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

Trigger Performance Leverage Upside Securities

The Trigger Performance Leverage Upside Securities (the “Trigger PLUS”) offer leveraged exposure to the WisdomTree Japan Hedged Equity Fund (the “underlying equity”), subject to the maximum payment at maturity, while providing contingent repayment of principal in the case of negative performance by the underlying equity so long as the final value is equal to or greater than a certain value (the “trigger value”). In exchange for enhanced positive equity performance investors are exposed to the risk of loss of some or all of their investment if the final value is below the trigger value. At maturity, if the value of the underlying equity has decreased below the trigger value, the investor is fully exposed to the full amount of the negative equity performance. At maturity, if the underlying equity has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying equity, subject to a maximum payment at maturity. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying equity	WisdomTree Japan Hedged Equity Fund
Aggregate principal amount:	$2,732,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	September 30, 2013
Original issue date:	October 3, 2013
Maturity date:	October 5, 2016, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

■

If the final value is greater than the initial value:
$10 + leveraged upside payment. (subject to the maximum payment at maturity)
In no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final value is less than or equal to the initial value but equal to or greater than the trigger value: $10

■

If the final value is less than the trigger value:
$10 + ($10 ×underlying return)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Investors may lose their entire investment.

Underlying return:	(final value - initial value) / initial value
Leveraged upside payment:	$10 ×leverage factor ×underlying return
Initial value:	$47.93, which is the closing value of the underlying equity on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement)
Final value:	The closing value of the underlying equity on the valuation date
Valuation date:	September 30, 2016, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Leverage factor:	1.5
Maximum payment at maturity:	$14.50 (145.00% of the stated principal amount), per Trigger PLUS
Trigger value:	$38.34, which is equal to 80% of the initial value (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement)
CUSIP:	90271M443
ISIN:	US90271M4437
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.30	$9.70
Total	$2,732,000.00	$81,960.00	$2,650,040.00
(1)	UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.30 per $10.00 stated principal amount of Trigger PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.30 per $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Smith Barney LLC sells. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Trigger PLUS as of the pricing date is $9.524 for Trigger PLUS linked to the shares of WisdomTree Japan Hedged Equity Fund. The estimated initial value of the Trigger PLUS was determined as of the close of relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 12 and 13 of this pricing supplement.

NOTICE TO INVESTORS: THE TRIGGER PLUS ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE TRIGGER PLUS AT MATURITY, AND THE TIGGER PLUS CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE TRIGGER PLUS IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE TRIGGER PLUS.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 12AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY TRIGGER PLUS. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR TIGGER PLUS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE TRIGGER PLUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Pricing Supplement dated September 30, 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

Additional Information about UBS and the Trigger PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the Trigger PLUS for various securities we may offer, including the Trigger PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated September 20, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000139340113000500/c355350_690910-424b2.htm

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Trigger PLUS” refers to the Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Trigger Performance Leveraged Upside Securities”, dated September 20, 2013.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

September 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

Investment Overview
Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Value of WisdomTree Japan Hedged Equity Fund due October 5, 2016 can be used:

■	As an alternative to direct exposure to the underlying equity that enhances the return on any positive performance of the underlying equity; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the underlying equity and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you
■	To enhance returns and outperform the underlying equity in a bullish scenario
■	To achieve similar levels of upside exposure to the underlying equity as a direct investment while using fewer dollars by taking advantage of the leverage factor
■	To provide a return of principal in the event of a decline in the underlying equity from the pricing date to the valuation date, but only if the final value is greater than or equal to the trigger value

Maturity:	Approximately 36 months
Leverage factor:	1.5
Trigger value:	80% of the initial value
Maximum payment at maturity:	$14.50 (145.00% of the stated principal amount) per Trigger PLUS
Coupon:	None
Key Investment Rationale

Investors can use the Trigger PLUS to leverage returns by a factor of 1.5, up to the maximum payment at maturity, and obtain contingent protection against a loss of principal in the event of a decline in the underlying equity on the valuation date, but only if the final value is greater than or equal to the trigger value. The trigger value will be 80% of the initial value.

Investors will not be entitled to receive any dividends paid with respect to the underlying equity. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns on any positive performance relative to a direct investment in the underlying equity.

Trigger Feature	At maturity, even if the underlying equity has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final value is greater than or equal to the trigger value.

Upside Scenario	The underlying equity increases in value from the pricing date to the valuation date and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 1.5 times the underlying return, subject to the maximum payment at maturity of $14.50 (145.00% of the stated principal amount) per Trigger PLUS.

Par Scenario	The final value is less than or equal to the initial value but is equal to or greater than the trigger value. In this case, you receive the full stated principal amount at maturity even though the value of the underlying equity has depreciated.

Downside Scenario	The underlying equity declines in value by more than 20% from the pricing date to the valuation date. At maturity, the Trigger PLUS redeem for at least 20% less than the stated principal amount (and could redeem for zero), and this decrease will be by an amount proportionate to the full amount of the decline in the value of the underlying equity from the pricing date to the valuation date. (Example: if the underlying equity decreases in value by 35%, the Trigger PLUS will redeem for $6.50, or 65% of the stated principal amount.)

September 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

Investor Suitability

The Trigger PLUS may be suitable for you if:

■	You fully understand the risks inherent in an investment in the Trigger PLUS, including the risk of loss of your entire initial investment.
■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
■	You believe the final value of the underlying equity is not likely to be less than the trigger value and, if it is, you can tolerate receiving a payment at maturity that will be less than your principal amount and may be zero.
■	You believe the underlying equity will appreciate over the term of the Trigger PLUS and you do not believe that the underlying equity will appreciate by more an amount that, when multiplied by the leverage factor, will be greater than the maximum payment at maturity of $14.50 (145.00% of the stated principal amount).
■	You can tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
■	You do not seek current income from your investment and are willing to forego dividends paid the underlying equity.
■	You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the Trigger PLUS.
■	You are willing to assume the credit risk of UBS for all payments under the Trigger PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
■	You understand that the estimated initial value of the Trigger PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Trigger PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Trigger PLUS may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the Trigger PLUS, including the risk of loss of your entire initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
■	You do not believe the underlying equity will appreciate over the term of the Trigger PLUS or you believe that the appreciation is likely to exceed an amount that, when multiplied by the leverage factor, will be greater than the maximum payment at maturity of $14.50 (145.00% of the stated principal amount).
■	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Trigger PLUS based on the maximum gain of 45.00%.
■	You believe the final value of the underlying equity is likely to be less than the trigger value, which could result in a total loss of your initial investment.
■	You cannot tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
■	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.
■	You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 36 months, and seek an investment for which there will be an active secondary market.
■	You are not willing to assume the credit risk of UBS for all payments under the Trigger PLUS, including any repayment of principal.

September 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

Fact Sheet

The Trigger PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying equity on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. All payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Trigger PLUS and you could lose your entire investment.

Expected Key Dates:
Pricing Date:	Original issue date (settlement date):	Valuation Date	Maturity Date:
September 30, 2013	October 3, 2013 (3 business days after the pricing date)	September 30, 2016	October 5, 2016

Key Terms:
Issuer:	UBS AG, London Branch
Underlying equity:	WisdomTree Japan Hedged Equity Fund
Aggregate principal amount:	$2,732,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:	■ If the final value is greater than the initial value: $10 + leveraged upside payment. In no event will the payment at maturity exceed the maximum payment at maturity.
■ If the final value is less than or equal to the initial value but equal to or greater than the trigger value: $10

■

If the final value is less than the trigger value:
$10 + ($10 ×underlying return)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Investor may lose their entire investment.

Underlying return:	(final value - initial value) / initial value
Trigger value:	$38.34, which is equal to 80% of the initial value
(as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement)
Leveraged upside payment:	$10 ×leverage factor ×underlying return
Maximum payment at maturity:	$14.50 (145.00% of the stated principal amount), per Trigger PLUS
Initial value:	$47.93, which is the closing value of the underlying equity on the pricing date
(as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement)
Final value:	The closing value of the underlying equity on the valuation date
Valuation date:	September 30, 2016, subject to postponement in the event of certain market disruption events
Leverage factor:	1.5
Risk factors:	Please see “Risk Factors” beginning on page 12.

September 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	90271M443
ISIN:	US90271M4437
Tax considerations:	The United States federal income tax consequences of your investment in the Trigger PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.
There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Trigger PLUS with terms that are substantially the same as the Trigger PLUS. Pursuant to the terms of the Trigger PLUS, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Trigger PLUS as a pre-paid derivative contract with respect to the underlying assets. If your Trigger PLUS are so treated, you should generally recognize gain or loss upon the sale or maturity of your Trigger PLUS, Subject to the “constructive ownership” rules, discussed below, any capital gain or loss recognized upon sale, exchange or settlement of the Trigger PLUS should be long-term if you hold your Trigger PLUS for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS and short-term capital gain or loss otherwise.
Since the Trigger PLUS are linked to an equity interest in an exchange traded fund, there is a risk that the Trigger PLUS would be treated as a “constructive ownership transaction” as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying equity). If an investment in Trigger PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-34 of the accompanying product supplement) in respect of a Trigger PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). It is not clear how the “net underlying long-term capital gain” would be computed in respect of a Trigger PLUS. It is possible, for example, that the “net underlying long-term capital gain” could equal the amount of long-term capital gain a United States holder would have recognized if on the issue date of the Trigger PLUS the holder had invested the face amount of the Trigger PLUS in shares of the underlying equity and sold those shares for their fair market value on the date the Trigger PLUS is sold, exchanged or retired. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Trigger PLUS (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Trigger PLUS).
Accordingly, all or a portion of any gain on the sale or settlement of a Trigger PLUS after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.
In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-34 of the accompanying product supplement, and that the timing and character of income or loss on your Trigger PLUS could be materially and adversely affected. The risk that the Trigger PLUS may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.
The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying equity.

September 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

General Information
In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Trigger PLUS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Trigger PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Trigger PLUS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Medicare Tax on Net Investment Income
Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Trigger PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Trigger PLUS.
Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Trigger PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements as to your foreign status including providing a validly executed and fully completed applicable Internal Revenue Service Form W-8. Gain from the sale or exchange of a Trigger PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.
Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Trigger PLUS , may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Trigger PLUS on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Trigger PLUS in order to minimize or avoid U.S. withholding taxes.

September 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

General Information
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.
Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.
Proposed Legislation
The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
PROSPECTIVE PURCHASERS OF TRIGGER PLUS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRIGGER PLUS.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the Trigger PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Trigger PLUS as described below.
In connection with the sale of the Trigger PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of Trigger PLUS before and after the pricing date of the Trigger PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any):	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the Trigger PLUS specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.30 per $10.00 stated principal amount of Trigger PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.30 for each $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Smith Barney LLC sells.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

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General Information
Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Trigger PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.
UBS Securities LLC and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Trigger PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Trigger PLUS immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 12 and 13 of this pricing supplement.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Trigger PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2of this document.

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How the Trigger PLUS Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing value of the underlying equity.

Investors will not be entitled to receive any dividends paid with respect to the underlying equity. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per security
Leverage factor:	1.5
Trigger value:	80% of the initial value
Maximum payment at maturity:	$14.50 (145.00% of the stated principal amount) per Trigger PLUS
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

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How it works
■	If the final value is greater than the initial value, investors will receive the $10 stated principal amount plus 1.5 times the appreciation of the underlying equity over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final value of 130.00% of the initial value.
■	If the final value has appreciated from the initial value by 15%, investors will receive a 22.50% return, or $12.25 per Trigger PLUS.
■	If the final value has appreciated from the initial value by 30.00%, investors will receive only the maximum payment at maturity of $14.50 per Trigger PLUS.
■	If the final value has appreciated from the initial value by 50%, investors will receive only the maximum payment at maturity of $14.50 per Trigger PLUS.
■	If the final value is less than the initial value but equal to or greater than the trigger value, investors will receive an amount equal to the $10 stated principal amount.
■	If the final value is less than the trigger value, investors will receive an amount at least 20% less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying equity.
■	If the underlying equity depreciates 35%, investors would lose 35% of their principal and receive only $6.50 per Trigger PLUS at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS.
Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the closing value of the underlying equity on the valuation date, as determined as follows:

If the final value is greater than the initial value:

$10 + leveraged upside payment, subject to the maximum payment at maturity.

Leveraged Upside Payment
Principal Date	Principal	Leverage Factor	Underlying Return
$10 +	[ $10 ×	1.5 ×	(	final value — initial value initial value	)]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final value is less than the initial value but equal to or greater than the trigger value:

the stated principal amount of $10

If the final value is less than the trigger value:

$10 + ($10 ×underlying return)

Principal	Principal		Underlying Return
$10 +	[ $10 ×	(	final value — initial value initial value	)]

Accordingly, if the final value is less than the trigger value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying equity. You may lose up to 100% of your principal.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement “Risk Factors” in the related product supplement and “Considerations Relating to Indexed Securities” in the Prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

■	The Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final value is less than the trigger value (which is 80% of the initial value), the payout at maturity will be an amount in cash that is at least 20% less than the $10 stated principal amount of security, and this decrease will be by an amount proportionate to the full amount of the decrease in the value of the underlying equity from the pricing date to the valuation date. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire investment.
■	The leverage factor applies only at maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 1.5 times the underlying return even if such return is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the Trigger PLUS to maturity.
■	Your potential return on the Trigger PLUS is limited to the maximum payment at maturity. The return potential of the Trigger PLUS is limited to the maximum payment at maturity of $14.45. Therefore, you will not benefit from any positive performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a direct investment in the underlying equity.
■	The contingent repayment of principal applies only at maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to yourinitial investment even if the value of the underlying equity at that time is equal to or greater than the initial value.
■	Credit risk of UBS. The Trigger PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Trigger PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS and you could lose your entire investment.
■	Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.
■	Fair value considerations.
•	The issue price you pay for the Trigger PLUS exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Trigger PLUS by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Trigger PLUS incorporate certain variables, including the value, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Trigger PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Trigger PLUS to you. Due to these factors, the estimated initial value of the Trigger PLUS as of the trade date is less than the issue price you pay for the Trigger PLUS.
•	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Trigger PLUS in any secondary market (if any) at any time after the trade date may differ from the estimated initial value. The value of your Trigger PLUS at any time will vary based on many factors, including the factors described above and in “ — Equity specific risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Trigger PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Trigger PLUS determined by reference to our internal pricing models. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.
•	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Trigger PLUS as of the trade date. We may determine the economic terms of the Trigger PLUS, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges

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are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Trigger PLUS cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Trigger PLUS as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Trigger PLUS.
■	Limited or no secondary market and secondary market price considerations.
•	There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Trigger PLUS will develop. UBS Securities LLC and its affiliates may make a market in the Trigger PLUS, although they are not required to do so and may stop making a market at any time. If you are able to sell your Trigger PLUS prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.
•	The price at which UBS Securities LLC and its affiliates may offer to buy the Trigger PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Trigger PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Trigger PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the Trigger PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Trigger PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Trigger PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
•	Price of Trigger PLUS prior to maturity. The market price of the Trigger PLUS will be influenced by many unpredictable and interrelated factors, including the value of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Trigger PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Trigger PLUS.
•	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market.
■	Owning the Trigger PLUS is not the same as owning shares of the underlying equity. As a holder of the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity would have.
■	No assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying equity will rise or fall. There can be no assurance that the final value will not close less than the trigger value on the valuation date. The closing value of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity components. You should be willing to accept the downside risks of owning equities in general and the underlying equity components in particular, and to assume the risk that, if the underlying equity has decreased in price such that the final value is less than the trigger value, you may lose some or all of your initial investment.
■	The value of the underlying equity may not completely track the value of the Trigger PLUS in which the underlying equity invests. Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the Trigger PLUS in which the underlying equity invests, its value may not completely track the value of the Trigger PLUS in which the underlying equity invests. The value of the underlying equity will reflect transaction costs and fees that the Trigger PLUS in which the underlying equity invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying equity or that there will be liquidity in the trading market.

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■	Fluctuation of NAV. The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, greater than or less than their NAV per share.
■	Failure of the underlying equity to track the level of the underlying index. While the underlying equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Trigger PLUS.
■	The Trigger PLUS may be subject to non-U.S. securities market risk. The Trigger PLUS are linked to shares of the DXJ Fund and therefore, are subject to risks associated with non-U.S. securities markets. An investment in Trigger PLUS linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
■	Risks associated with Japanese securities markets. The DXJ Fund tracks the value of certain Japanese equity securities. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Additionally, securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
■	The Trigger PLUS are subject to currency hedge risk. The DXJ Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Fund provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. Constituent stocks are of companies within the WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Fund “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar.

While the WisdomTree Japan Hedged Equity Fund is designed and intended to have higher returns than an equivalent non-currency hedged investment when the Japanese yen is weakening relative to the U.S. dollar, various factors may prevent the WisdomTree Japan Hedged Equity Fund from fully reducing exposure to the risk of the Japanese yen weakening relative to the U.S. dollar, which may adversely impact the underlying return and therefore the value of your Trigger PLUS and any amount payable at maturity. The WisdomTree Japan Hedged Equity Fund is also designed and intended to have lower returns than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact or no positive impact on the underlying return (as compared to returns of an equivalent unhedged investment) and therefore on the value of your Trigger PLUS and any amount payable at maturity.

■	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and hedging our obligations under the Trigger PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial value and the final value. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the Trigger PLUS are redeemed early. As UBS determines the economic terms of the Trigger PLUS, including the trigger value, and such terms include hedging costs, issuance costs and projected profits, the Trigger PLUS represent a package of

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economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Trigger PLUS in the secondary market.
■	There is no affiliation between UBS and the issuers of the constituent stocks of the underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity constituent stock issuers. Nevertheless, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Securities offered hereby in any way, and have no obligation of any sort with respect to your Securities. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.
■	We may engage in business with or involving the issuers of the constituent stocks of the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the issuers of the constituent stocks of the underlying equity issuer without regard to your interests and thus may acquire non-public information about the issuers of the constituent stocks of the underlying equity. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity, which may or may not recommend that investors buy or hold the underlying equity or the constituent stocks of the underlying equity.
■	The antidilution protection of the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the initial value and trigger value for certain corporate events affecting the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Trigger PLUS may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
■	Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS and the underlying equity to which the Trigger PLUS are linked.
■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and will carry out hedging activities related to the Trigger PLUS (and other instruments linked to the underlying equity), including trading in the underlying equity, swaps, futures and options contracts on the underlying equity as well as in other instruments related to the underlying equity. Our affiliates also trade in the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial value and, as a result, could have increased the value at which the underlying equity must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying equity on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.
■	Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Tax considerations” on page 6herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement and consult your tax advisor about your tax situation.

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Information about the Underlying Equity

WisdomTree Japan Hedged Equity Fund

We have derived all information contained herein regarding the WisdomTree Japan Hedged Equity Fund (“the DXJ Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by the WisdomTree Trust (the “Trust”). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the DXJ Fund.

The DXJ Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Fund provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. Constituent stocks are of companies within the WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Fund “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar. The WisdomTree Japan Hedged Equity Fund is designed to have higher returns than an equivalent non-currency hedged investment when the yen is weakening relative to the U.S. dollar. Conversely, the WisdomTree Japan Hedged Equity Fund is designed to have lower returns than an equivalent unhedged investment when the yen is rising relative to the U.S. dollar.

The DXJ Fund employs a “passive management” — or indexing — investment approach designed to track the performance of the WisdomTree Japan Hedged Equity Index. The Fund attempts to invest substantially all of its assets in the common stocks that make up the WisdomTree Japan Hedged Equity Index. The DXJ Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the Index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the WisdomTree Japan Hedged Equity Index as a whole.

As of June 30, 2013, the net expense ratio of the DXJ Fund is expected to accrue at an annual rate of 0.48% of the DXJ Fund’s daily net asset value. Expenses of the DXJ Fund reduce the net value of the assets held by the DXJ Fund and, therefore, reduce value of the shares of the DXJ Fund.

As of June 30, 2013, the DXJ Fund held stocks of Japanese companies in the following industry sectors: Industrials (24.26%), Consumer Discretionary (23.57%), Information Technology (15.20%), Health Care (10.40%), Consumer Staples (9.39%), Materials (9.25%), Financials (7.18%) and Energy (0.75%).

Information filed by the Trust with the SEC under the Securities Act, of 1933 the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable can be found by reference to its SEC file number: 333-132380 and 811-21864. The DXJ Fund’s website is http://www.wisdomtree.com/etfs/fund-details.aspx?etfid=11#overview. Shares of the DXJ Fund are listed on the NYSE Arca under ticker symbol “DXJ.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the DXJ Fund.

Information as of market close on September 30, 2013:

Bloomberg Ticker Symbol:	DXJ
Current Value:	$47.93
52 Weeks Ago (on September 28, 2012):	$31.62
52 Week High (on May 21, 2013):	$52.91
52 Week Low (on October 10, 2012):	$30.77

September 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

The following graph sets forth the daily closing values of the underlying equity for the period from September 20, 2006 through September 30, 2013. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying equity for each quarter in the same period. The closing value of the underlying equity on September 30, 2013 was $47.93. The dotted line represents the trigger value of $38.34, which is equal to 80% of the closing value on September 30, 2013. We obtained the information in the table and graph below from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical values of the underlying equity should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying equity on the valuation date.

Underlying Equity Historical Performance – Daily Closing Values From September 20, 2006 to September 30, 2013

September 2013

Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due October 5, 2016

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying equity for each quarter in the period from January 2, 2009 through September 30, 2013. The closing value of the underlying equity on September 30, 2013 was $47.93. We obtained the information in the table below from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing values of the underlying equity should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying equity on the valuation date.

WisdomTree Japan Hedged Equity Fund	High	Low	Period End
2009
First Quarter	$38.70	$28.75	$32.78
Second Quarter	$38.92	$33.13	$37.97
Third Quarter	$41.72	$37.23	$40.60
Fourth Quarter	$40.60	$37.35	$39.33
2010
First Quarter	$42.74	$39.90	$42.24
Second Quarter	$42.88	$35.57	$35.64
Third Quarter	$37.19	$34.73	$36.02
Fourth Quarter	$38.74	$34.55	$38.17
2011
Fiirst Quarter	$41.21	$33.50	$36.87
Second Quarter	$37.23	$34.39	$36.14
Third Quarter	$37.06	$31.56	$32.52
Fourth Quarter	$33.06	$30.49	$31.34
2012
First Quarter	$37.02	$31.40	$36.90
Second Quarter	$36.71	$30.08	$33.18
Third Quarter	$33.42	$30.34	$31.62
Fourth Quarter	$36.88	$30.77	$36.88
2013
First Quarter	$44.23	$36.66	$43.18
Second Quarter	$52.91	$40.82	$45.61
Third Quarter	$49.48	$43.89	$47.93

September 2013